Exhibit 99.2
TRANSACTIONS

The following table sets forth all transactions with respect to shares of Common Stock of the Issuer of which the Reporting Persons may be deemed to have beneficial ownership effected in the past 60 days, inclusive of any transactions effected through 4:00 p.m., New York City time, on October 5, 2015.  All such transactions were purchases of Common Stock effected in the open market, and the table excludes commissions paid in per share prices.

Fund	Trade Date	Buy/Sell	Shares	Per Share Cost	Security
Pelham Long/Short Master Fund Ltd	9/10/2015	Buy	300,000	$27.1138	Common Stock
Pelham Long/Short Master Fund Ltd	9/11/2015	Buy	400,000	$27.1857	Common Stock
Pelham Long/Short Master Fund Ltd	9/14/2015	Buy	360,000	$27.2401	Common Stock
Pelham Long/Short Master Fund Ltd	9/15/2015	Buy	350,000	$27.7239	Common Stock
Pelham Long/Short Master Fund Ltd	9/16/2015	Buy	1,000,000	$26.5329	Common Stock
Pelham Long/Short Master Fund Ltd	9/17/2015	Buy	1,000,000	$27.6506	Common Stock
Pelham Long/Short Master Fund Ltd	9/18/2015	Buy	300,000	$28.0049	Common Stock
Pelham Long/Short Master Fund Ltd	9/21/2015	Buy	300,000	$27.7996	Common Stock
Pelham Long/Short Master Fund Ltd	9/22/2015	Buy	250,000	$26.3759	Common Stock
Pelham Long/Short Master Fund Ltd	9/28/2015	Buy	144,252	$23.6509	Common Stock